EXHIBIT 14.01

CLAWBACK POLICY

I.PURPOSE

This Clawback Policy describes the circumstances under which Covered Persons of Gerdau S.A. and any of its direct or indirect subsidiaries (collectively, the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company. Each Covered Person of the Company shall sign an Acknowledgement and Agreement to the Clawback Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs.

II.	SCOPE

This Policy applies to the Executive Officers, as defined herein, to all of Gerdau’s Business Divisions and Corporate Processes of Gerdau S.A..

III.	DEFINITIONS

For purposes of this Policy, the following capitalized terms shall have the meaning set forth below:

(a)

“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b)	“Administrator” shall mean, collectively, the independent members of the Board of the Company.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)

“Clawback-Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) on or after the Effective Date, (ii) after beginning service as a Covered Person, (iii) while the Company has a class of securities listed on a national securities exchange or national securities association and

(iv) during the Clawback Period.

(e)

“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year, if applicable) of less than nine months within or immediately following those three completed fiscal years.

(f)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(g)

“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, Covered Person may include a former Executive Officer that left the Company, retired or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period.

(h)	“Effective Date” shall mean October 2, 2023.

(i)

“Erroneously-Awarded Compensation” shall mean the amount of Clawback-Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. This amount must be computed without regard to any taxes paid.

(j)

“Executive Officer” shall mean the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any executive in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other executive who performs a policy-making function, or any other person (including an executive of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company. For the sake of clarity, at a minimum, all persons who would be executive officers pursuant to Item 6.A of Form 20-F shall be deemed “Executive Officers”.

(k)

“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the applicable local authority.

(l)	“Incentive-Based Compensation” shall have the meaning set forth in Section III below.

(m)	“Policy” shall mean this Executive Officer Clawback Policy, as the same may be amended and/or restated from time to time.

(n)

“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant occurs after the fiscal period.

(o)	“Repayment Agreement” shall have the meaning set forth in Section V below.

(p)

“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q)	“SARs” shall mean stock appreciation rights.

IV.	INCENTIVE-BASED COMPENSATION

“Incentive-Based Compensation” shall mean any variable compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

•	Non-equity incentive plan awards that are earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

•	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

•	Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;

•

Restricted stock, restricted stock units, performance share units, stock options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal; and

•	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal.

For purposes of this Policy, Incentive-Based Compensation excludes:

•

Any base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal), wages, pro-labore, fixed fees, health insurance (and other labor benefits) and retirement plans;

•	Bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;

•	Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;

•	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and

•	Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

V.DETERMINATION AND CALCULATION OF ERRONEOUSLY-AWARDED COMPENSATION

In the event of an Accounting Restatement, the Administrator shall reasonably promptly (and in all events within ninety (90) days after the Restatement Date) determine the amount of any Erroneously-Awarded Compensation for each Covered Person in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Person with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment or return, as applicable.

(a)

Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

(b)

Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

(c)

Equity Awards. With respect to equity awards, if the shares, options or SARs are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been received applying the restated Financial Reporting Measure (or the value in excess of that number). If the options or SARs have been exercised, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have already been sold, then the Administrator shall determine the amount which most reasonably estimates the Erroneously-Awarded Compensation.

(d)

Compensation Based on Stock Price or Total Shareholder Return. For Incentive- Based Compensation based on (or derived from) stock price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Administrator based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Administrator shall maintain documentation of such determination of that reasonable estimate and provide such documentation in accordance with applicable listing standards and regulation).

VI.	RECOVERY OF ERRONEOUSLY-AWARDED COMPENSATION

Once the Administrator has determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Administrator shall take all necessary actions to recover the Erroneously-Awarded Compensation. Unless otherwise determined by the Administrator, the Administrator shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

(a)

Cash Awards. With respect to cash awards, the Administrator shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Administrator agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Administrator, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Administrator, the Company shall countersign such Repayment Agreement.

(b)

Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Administrator shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

(c)

Vested Equity Awards. With respect to those equity awards that have vested and the underlying shares have not been sold, the Administrator shall take all necessary action to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Administrator shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Administrator agrees to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Administrator, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Administrator, the Company shall countersign such Repayment Agreement.

(d)

Repayment Agreement. “Repayment Agreement” shall mean an agreement (in a form reasonably acceptable to the Administrator) with the Covered Person for the repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

(e)

Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Policy), the Company shall take all actions reasonable and appropriate to recover such Erroneously-Awarded Compensation from the applicable Covered Person. The applicable Covered Person shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously-Awarded Compensation in accordance with the immediately preceding sentence.

The Administrator shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

VII.	DISCRETIONARY RECOVERY

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Administrator determines that recovery would be impracticable:

(i)

The direct expenses paid to a third party to assist in enforcing this Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation according to applicable regulation;

(ii)

Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of the home country law, the Company has obtained an opinion of a home country counsel, acceptable to the local relevant stock exchange, that recovery would result in such a violation and a copy of the opinion is provided local relevant stock exchange, according to applicable regulation; or

(iii)

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of applicable law and regulations thereunder.

VIII.	REPORTING AND DISCLOSURE REQUIREMENTS

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the applicable law, including capital market rules and regulations.

IX.	EFFECTIVE DATE

This Policy shall apply to any Incentive-Based Compensation Received on or after the Effective Date.

X.	NO INDEMNIFICATION

The Company shall not indemnify any Covered Person against the loss of Erroneously- Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

XI.	ADMINISTRATION

The Administrator has the sole discretion to administer this Policy and ensure compliance with the applicable law, regulation, rule or interpretation of the capital markets authorities promulgated or issued in connection therewith. Actions of the Administrator pursuant to this Policy shall be taken by the vote of a majority of its members. The Administrator shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Administrator shall be final, binding and conclusive.

XII.	AMENDMENT; TERMINATION

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any applicable laws, including capital markets rules and regulations. Notwithstanding anything in this Section XI to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any applicable laws, including capital markets rules and regulations.

XIII.	OTHER RECOUPMENT RIGHTS; NO ADDITIONAL PAYMENTS

The Administrator intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any executive service agreement, equity award agreement or any other agreement entered into on or after the

Adoption Date shall, as a condition to the grant of any benefit thereunder, require such Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or any similar policy in any executive service agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, this Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

XIV.	SUCCESSORS

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

This Policy was reviewed and approved at a meeting of the Board of Directors of the company held on November 06, 2023.

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EXHIBIT A

ACKNOWLEDGEMENT AND AGREEMENT TO THE CLAWBACK POLICY OF GERDAU S.A.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Gerdau’s Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s professional relation with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously-Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature
Name
Date